Exhibit 8.1

November 17, 2004

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670

Ladies and Gentlemen:

     We have acted as tax counsel for GenCorp Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a prospectus supplement to the prospectus contained in the registration statement on Form S-3, No. 333-90850 (collectively, the “Registration Statement”), which was declared effective on July 15, 2002. The prospectus supplement and prospectus together are herein referred to as the “Prospectus.” The Prospectus relates to the public offering of up to 8,625,000 shares of common stock, par value $.10 per share, of the Company, pursuant to the terms of an underwriting agreement, dated November 17, 2004, by and among the Company and the underwriters named therein.

     In rendering the following opinion, we have examined the Registration Statement and such statutes, regulations, records, certificates and other documents or information as we have considered necessary or appropriate as a basis for such opinion. Unless facts material to the opinion expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the Registration Statement and other information provided by the Company.

     Based upon and subject to the foregoing and to the qualifications below, we are of the opinion that the statements in the Registration Statement set forth under the caption “Certain U.S. federal income tax considerations for non-U.S. holders,” insofar as they purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects, and the discussion thereunder expresses the opinion of Shaw Pittman LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with regard to those matters.

     The opinion set forth in this letter is based on existing law as contained in the Internal Revenue Code of 1986, as amended or the regulations promulgated thereunder, including any Temporary and Proposed Regulations, and interpretations of the foregoing by the Internal Revenue Service (“IRS”) and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. We assume no obligation to update the opinion set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.

     The foregoing opinion is limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The giving of this consent, however does not constitute an admission that we are “experts,” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

GenCorp Inc.
November 19, 2004

Very truly yours,

/s/ Shaw Pittman

SHAW PITTMAN LLP